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FORM 5
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/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    SADLER, PHILLIP EUGENE                        Central Parking Corporation (CPC)             Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
    7000 CENTRAL PARKWAY, SUITE 600               Number of Reporting        Month/Year             Officer (give    Other (specify
-------------------------------------------       Person (Voluntary)         September 30, 1998 ----        title ---       below)
                 (Street)                                                 -------------------               below)
  ATLANTA, GA 30328                                                         5. If Amendment,
-------------------------------------------                                  Date of Original       -------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                  X   Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                      11/21/97       A        162      A                                          D
                                                (1)
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Common Stock                      12/17/97       A         23      A                                          D
                                                (1)
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Common Stock                      05/29/98       A        134      A                                          D
                                                (1)
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Common Stock                      09/03/98       A        143      A                                          D
                                                (1)
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Common Stock                      09/24/98       A        120      A                            6,018         D
                                                (1)
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Common Stock                                                                                    2,200         I          by Spouse
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*If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Potential persons who are to respond to the collection of information contained in this form are not required to
respond unless the form displays a currently valid OMB control number.                                                        (Over)

                                                                               (Print or Type Responses)                      (8/96)

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-            Amount or
                                                              ---------------  Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


SADLER, PHILLIP EUGENE                                        Central Parking Corporation (CPC)
7000 CENTRAL PARKWAY                                          September 30, 1998
SUITE 600
ATLANTA, GA 30328


(1) Exempt grant of restricted stock in lieu of director compensation pursuant to the Company's
    1995 Restricted Stock Plan.